Exhibit 23.2

Consent of Independent Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Chesapeake Lodging Trust for the registration of preferred shares, common shares, warrants, rights and units and to the incorporation by reference therein our report dated February 26, 2011, with respect to the financial statements of NJA Hotel, LLC included in its Current Report on Form 8-K filed February 28, 2011 with the Securities and Exchange Commission.

/s/ Reznick Group, P.C.

Bethesda, Maryland

February 28, 2011